Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter Ended January 31, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--February 8, 2011--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its net sales results for the quarter ended January 31, 2011.

Net sales for the quarter ended January 31, 2011, of $180.1 million, increased $9.1 million, or 5.3%, as compared to the quarter ended January 31, 2010. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 5.2% for the quarter ended January 31, 2011, as compared to the same quarter in the prior year period. The increase in sales during the quarter was driven largely by growth in the consumer electronics and furniture and mattresses categories.

The Company’s retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 23% for the quarter ended January 31, 2011, as compared to the 23.7% experienced in the quarter ended January 31, 2010. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for March 31, 2011. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended January 31,
	2011	% of Total	2010	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$75,890	42.1%	$67,620	39.6%	$8,270	12.2%
Home appliances	37,741	21.0%	41,020	24.0%	(3,279)	-8.0%
Track	32,284	17.9%	31,492	18.4%	792	2.5%
Furniture and mattresses	20,124	11.2%	14,917	8.7%	5,207	34.9%
Other	3,925	2.2%	3,682	2.1%	243	6.6%
Total product sales	169,964	94.4%	158,731	92.8%	11,233	7.1%

Repair service agreement commissions	6,329	3.5%	7,304	4.3%	(975)	-13.3%
Service revenues	3,778	2.1%	4,920	2.9%	(1,142)	-23.2%
Total net sales	$180,071	100.0%	$170,955	100.0%	$9,116	5.3%

The following is a summary of some of the key items impacting net sales during the quarter, as compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales increased as a result of a 25.0% increase in the unit sales of flat-panel televisions, which was partially offset by a 9.9% decrease in the average selling price of flat-panel televisions,
  Home appliance category sales declined during the quarter, primarily laundry and refrigeration sales, on lower unit sales and a decline in the average selling prices,

  Track sales increased slightly as increased sales of accessories, MP3 players, tablet computers and video game hardware were offset primarily by declines in the sales of camcorders, digital cameras, desktop computers and netbooks,
  The growth in furniture and mattresses sales was driven by the addition of in-store specialists focused on this category, improved in-store displays and expanded product selection,
  The increase in other product revenues resulted largely from higher installation sales volume,
  The decline in repair service agreement commissions was driven largely by reduced commissions earned on certain television products and under the Company’s in-house maintenance agreement program,
  Service revenues decreased as the Company increased its use of third-party servicers during the quarter, compared to the previous year, to provide timely product repairs for its customers, and
  Sales from one store opened since November 1, 2009, reduced by the closure of the Baytown, Texas clearance center, partially offset the decrease in Total net sales.

Additionally, the Company provided updated credit portfolio performance information. The Company has continued to dedicate the resources it believes are necessary in an effort to improve the performance of the credit portfolio. The key credit portfolio metrics for the three months ended January 31, 2011, included:

  Estimated net charge-offs for the fourth fiscal quarter of 2011 totaled approximately $8.7 million, or 5.1% of the average balance outstanding, as compared to $8.8 million in the fourth quarter of the prior fiscal year and $9.5 million in quarter ended October 31, 2010. The net amount charged-off declined each month this quarter, as compared to the prior month. The net charge-off percentage has been negatively impacted by the declining portfolio balance, which has declined to approximately $675.8 million as of January 31, 2011, from $736.0 million as of January 31, 2010,
  A 100 basis point improvement in the 60+ day delinquency rate since October 31, 2010, to 8.6% at January 31, 2011. The 60+ day delinquency rate declined each month this quarter, as compared to the prior month. The 60+ day delinquency rate was 10.0% at January 31, 2010, after increasing 70 basis points during the fourth quarter of the prior fiscal year. The delinquency rate has also been negatively impacted by the declining portfolio balance as the total balance 60+ days delinquent declined by 21.0% to $58.0 million at January 31, 2011, as compared to $73.4 million at January 31, 2010,
  A 20 basis point decrease in the percentage of the portfolio reaged to 18.5% at January 31, 2011, from 18.7% at October 31, 2010. The percentage of the portfolio reaged at January 31, 2010 was 19.6%. The percentage of the portfolio reaged has also been negatively impacted by the declining portfolio balance as the total balance reaged has declined 13.2% to $125.2 million as of January 31, 2011, from $144.2 million as of January 31, 2010, and
  The average monthly payment rate (amount collected from customers as a percentage of the portfolio balance) increased, as compared to the same quarter of the prior fiscal year, for the fourth consecutive quarter, increasing to 5.18% for the quarter ended January 31, 2011, from 5.00% for the quarter ended January 31, 2010.

Net sales for the twelve months ended January 31, 2011, were $658.9 million, a decrease of $63.9 million, or 8.8%, as compared with the twelve months ended January 31, 2010. Same store sales decreased 9.6% for the twelve months ended January 31, 2011, as compared to the same period in the prior year.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s year-end financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Thursday, March 31, 2011, at 10:00AM, CT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the cost of any new, amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K/A filed on April 12, 2010 and the Company’s quarterly report on Form 10-Q filed on December 2, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294